Exhibit 10.1
Execution Version

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment to Amended and Restated Employment Agreement (this “Amendment”) is effective as of October 1, 2014, by and between Air Methods Corporation, a Delaware corporation (the “Company”) and Aaron D. Todd (“Executive”).  Reference is made to that certain Employment Agreement by and between the Company and Executive made as of September 24, 2012 (the “Employment Agreement”).  All capitalized terms not defined herein shall have the meanings assigned to such terms in the Employment Agreement.  The Company and Executive are referred to in this Amendment collectively as the “Parties.”

WHEREAS, the Parties desire to amend certain terms of the Employment Agreement as set forth below.
NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

1.             Amendment to Section 1.  Section 1 of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“1.          Employment Period. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth.  Subject to termination as provided herein, the initial term of Executive’s employment hereunder shall continue through August 31, 2015 (the “Initial Term”).  Upon expiration of the Initial Term, this Agreement will automatically renew for subsequent one (1) year terms (each a “Renewal Term”) until such time that Executive’s employment is terminated in accordance with this Agreement. The Initial Term and each subsequent Renewal Term are referred to collectively as the “Employment Period”. Executive and the Company acknowledge that, except as may otherwise be provided by this Agreement or under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will” and Executive’s employment may be terminated by either Executive or the Company at any time for any reason, or no reason.

2.             Amendment to Section 5(a).  Section 5(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“(a)            For Cause; Resignation without Good Reason; Death; Disability.  If Executive’s employment is terminated by the Company for Cause or upon the Death or Disability of Executive, or if Executive resigns without Good Reason, this Agreement shall terminate without further obligations to Executive under this Agreement, other than for (A) payment of the sum of (1) Executive’s Annual Base Salary through the date of termination to the extent not theretofore paid, and (2) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”), which Accrued Obligations shall be paid to Executive or Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the effective date of termination; and (B) payment to Executive or Executive’s estate or beneficiary, as applicable, of any amounts due pursuant to the terms of any applicable employee benefit plans.”

3.             Amendment to Section 5(c).  The introductory language of Section 5(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following:
“(c)            By the Company without Cause or by Executive for Good Reason. If the Company terminates Executive’s employment for any reason other than for Cause or Executive terminates Executive’s employment for Good Reason (in either case other than in a Change in Control Termination), this Agreement shall terminate without further obligations to Executive other than:”
4.             No Other Changes.  Except as modified or supplemented by this Amendment, the Employment Agreement remains unmodified and in full force and effect.
5.             Miscellaneous.
(a)            Governing Law.  This Amendment and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of Colorado, without regard to conflicts of laws principles thereof.  Each party shall submit to the venue and personal jurisdiction of the Colorado state and federal courts concerning any dispute for which judicial redress is permitted pursuant to this Agreement; however the Company is not limited in seeking relief in those courts.
(b)            Binding Effect.  This Amendment is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company.
(c)            Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(d)            Savings Clause.  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Amendment or the Employment Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Amendment or the Employment Agreement are declared to be severable.
[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this First Amendment to Amended and Restated Employment Agreement to be executed as of the date first above written.

AIR METHODS CORPORATION

By:	/s/ C. David Kikumoto
C. David Kikumoto, Chairman of the
Board of Directors

EXECUTIVE:

/s/ Aaron D. Todd
Aaron D. Todd